Exhibit 10.1

FIRST AMENDED

COMPENSATION AGREEMENT

This First Amended Compensation Agreement is dated as of September 15, 2010 (the “Amended Agreement”) between Clear Skies Solar, Inc., a Delaware corporation (the “Company”), and Harvey Kesner (the “Consultant”).

WHEREAS, the Company and the Consultant have previously entered into a consulting agreement dated as of March 22, 2010 (the “Original Agreement”), whereby the Consultant would provide the Company with certain SEC related legal services in connection with their business (the “’34 Act Work”) on a fixed fee basis (paid in shares of the Company’s common stock) for the twelve month period beginning on April 1, 2010; and

WHEREAS, the Company included 1,200,000 shares of the Company’s common stock under the Original Agreement and wishes to increase said number by an additional 3,000,000 shares of its common stock to satisfy future payments;

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.

The Company shall issue to the Consultant, as consideration for the ’34 Act Work, $12,000 worth of the Company’s Common Stock, par value $0.001 per share, each month for the twelve month period beginning on April 1, 2010 (the “Shares”).  The Shares to be issued shall be valued at 75% of the ten (10) day trading average closing price prior to the first of each month and shall be delivered within ten (10) business days following the first of each month.

2.

The Company shall register the additional 3,000,000 shares of its common stock on a Form S-8 to cover the issuances under this Amended Agreement.  The registration statement shall be filed promptly following the execution of this Amended Agreement.

IN WITNESS WHEREOF, this Amended Agreement has been executed by the parties as of the date first above written.

CONSULTANT

/s/ Harvey Kesner

Harvey Kesner

The Company:

CLEAR SKIES SOLAR, INC.

By: /s/ Ezra Green

      Ezra Green

      Chief Executive officer